EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT


This Employment Agreement ("AGREEMENT") is entered into effective as of the 16th day of July, 1997, by and between TIDEL ENGINEERING, INC., a Delaware corporation with its principal offices at Carrollton, Dallas County, Texas ("Company"), and _________ ("Employee").

      WHEREAS, COMPANY desires to continue to have the benefits of Employee's knowledge and experience as a full time senior executive without distraction by employment-related uncertainties and considers such employment a vital element to protecting and enhancing the best interests of Company, and its subsidiaries and shareholders, and Employee desires to continue to be employed full time with Company; and

      WHEREAS, COMPANY and Employee desire to enter into an agreement reflecting the terms under which Employee will be employed by Company for a minimum three
(3) year period commencing on the Effective Date (subject to the provision of SECTIONS 5, 6 and 7 below);

      WHEREAS, Employee is employed hereunder by Company in a confidential relationship wherein Employee, in the course of Employee's employment with the Company, has and will continue to become familiar with and aware of information as to customers of the Company and Tidel Technologies, Inc. (formerly known as American Medical Technologies, Inc. doing business as AMT Industries, Inc.)("TTI"), specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company and TTI, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company and TTI; this information is a trade secret and constituted the valuable good will of the Company and TTI.

      NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties agree as follows:

      1. TERM. Company hereby agrees to employ Employee for an initial three-year period commencing on ____________, 1997 (the "Effective Date") and ending on the third anniversary thereof, unless sooner terminated as provided in SECTIONS 5 and 6 or unless extended by the mutual consent of the parties prior to the end of the term. The term of Employee's employment with Company herein shall be automatically extended at the end of the initial three-year period on a year to year basis on the same terms and conditions contained herein in effect as of the time of renewal unless either party hereto delivers to the other party a written notice of its or his election to terminate such employment as of not less than sixty (60) days prior to (i) the third-year anniversary or (ii) any additional one year anniversary.

      2. DUTIES. Employee shall serve as the ______________ of Company, shall exercise the authority and assume the responsibilities of __________________ of a company of the size and nature of Company, and shall assume such other duties as the Board of Directors of Company may prescribe consistent with duties of ________________ of a technology company of such size as Company including without limitation such positions and duties with Company's subsidiaries as assigned by the Board of Directors of Company. Employee agrees
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to devote substantially all his full time, attention and best efforts to the performance of his duties. The Company may from time to time designate Employee as an officer of any current or future subsidiary and, in such event, shall use its best efforts to fairly allocate Employee's compensation among itself and such subsidiary or subsidiaries either through multiple direct payroll checks to Employee or by inter-Company reimbursements, in any case consistent with any applicable regulations or regulatory policies.

      3. COMPENSATION. Company shall compensate Employee for the services rendered under this Agreement as follows:

            (a) A base annual salary determined by the Board of Directors of Company consistent with its practices for executive officers of Company, but not less than _______________ per year, payable in equal monthly installments (less applicable withholding) in accordance with the customary payroll practices of Company for the payment of executive officers;

            (b) Such bonuses as shall be determined by the Board of Directors of Company consistent with its practices for executive officers of Company;

            (c) If Employee's base annual salary is increased at any time, it shall not thereafter be decreased during the term of this Agreement, unless such decrease is agreed to by the Employee in writing; and

            (d) The Board of Directors of Company or its parent Company, TTI, may from time to time grant restricted stock, performance units or stock options, stock appreciation rights, and other forms of long-term incentive compensation arrangements to the Employee. The privilege to participate in these grants is at the discretion of the Board of Directors and the stipulations regarding the granting of these awards and their exercise by the Employee will be defined in the Tidel Technologies Incorporated 1997 Long-Term Incentive Plan or in other plans or actions of the Board of Directors.

            (e) Employee shall be entitled to reimbursement of reasonable out of pocket expenses relating to Company business in accordance with policies in effect for executive officers generally.

      4.    EMPLOYEE BENEFITS.

            (a) Employee shall be entitled to full participation, on a basis commensurate with his position with Company, in all plans of life, accident, medical payment, health and disability insurance, retirement, pension, perquisites and other employee benefit and pension plans which generally are made available to executive officers of Company or its principal subsidiaries, except for such plans which the Board of Directors, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances.

            (b) Employee shall be entitled to an annual vacation leave at full pay as may be provided for by Company's vacation policies applicable to executive officers, but in any event such paid vacation shall not be less than two weeks in the aggregate.

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            (c) Employee shall be entitled to an automobile and/or an automobile allowance as may be determined by the Board of Directors. Once established, or if Employee's automobile allowance is increased at any time, it shall not thereafter be decreased during the term of this Agreement, unless such decrease is agreed to by the Employee in writing.

            (d) Nothing in this Agreement shall limit in any way Employee's participation in any other benefit plans or arrangements as are from time to time approved by Company.

      5. TERMINATION BY COMPANY. Except for a termination pursuant to SECTION 1, upon the expiration of the scheduled initial or any other term of this Agreement, Employee's employment hereunder may be terminated by Company without any breach of this Agreement only under the following circumstances:

            (a) Death, or Retirement. Employee's employment shall terminate upon his death or retirement.

            (b) Disability. If, as a result of his incapacity resulting from physical or mental illness or disease which is likely to be permanent, Employee shall have been unable to perform his duties hereunder for a period of more than one hundred twenty (120) consecutive days during any twelve-month period, Company may terminate his employment hereunder. The Board of Directors will determine if the Employee's termination is due to total and permanent disability, according to any long-term disability plan then in effect for senior executives of Company and otherwise in good faith consistent with generally prevailing practices of employers.

            (c) Cause. Company may terminate Employee's employment hereunder for cause, which for purposes of this Agreement shall be defined to mean (i) the willful and continued failure by Employee to follow the reasonable instructions of the Board of Directors of Company or his duties pursuant to this Agreement, continuing for ten (10) days after written notice of such failure has been given to Employee by the Board of Directors and the failure of the Employee to cure,
(ii) the willful commission by Employee of acts that are dishonest or inconsistent with local normal standards and demonstrably and materially injurious to Company or its subsidiaries, monetarily or otherwise, (iii) the commission by Employee of a felonious act, (iv) ongoing alcohol/drug addiction and a failure by Employee to successfully complete a recovery program, (v) intentional wrongful disclosure of confidential information of the Company, (vi) intentional wrongful engagement in any competitive activity, or (vii) gross neglect of his duties by Employee.

            (d) Termination Without Cause. The termination of Employee's employment by Company for any reasons other than those specified above shall be deemed to be a Termination Without Cause and Employee shall be entitled to the severance benefits described in SECTION 8 herein.

      No breach or default by Employee shall be deemed to have occurred hereunder unless written notice thereof shall have been given by Company to Employee.

      Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will

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be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of TTI, the Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under SECTIONS 13, 14, 15 and 16 herein shall survive such termination in accordance with their terms.

      If termination of Employee's employment arises out of the Company's failure to pay Employee on a timely basis the amounts to which Employee is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of SECTION 17 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee's rights hereunder.

      6. TERMINATION BY EMPLOYEE. Employee shall be entitled to terminate his employment (i) in the event a Change of Control (as defined in SECTION 7(d) below) occurs after the Effective Date, (ii) for Good Reason or (iii) pursuant to the provisions contained in SECTION 1 hereof. Termination for "Good Reason" is defined as Employee's resignation except in connection with his termination pursuant to SECTION 5, caused by and within ninety (90) days of the following:

            (a) Without the express written consent of Employee, any duties that are assigned which are materially inconsistent with Employee's position, duties and status with Company as contemplated by this Agreement;

            (b) Any action by Company which results in a material diminution in the position, duties or status of Employee with Company as contemplated by this Agreement or any transfer or proposed transfer of Employee for any extended period to a location outside Dallas County, Texas without his consent;

            (c) The base annual salary of Employee, as the same may hereafter be increased from time to time, is reduced;

            (d) Without limiting the generality or effect of the foregoing, Company fails to materially comply with any of its obligations hereunder;

            (e) Termination by Employee of his employment with Company pursuant to clause (i) or (ii) of the first sentence of this SECTION 6 shall be deemed to be termination of Employee's employment by Company without cause; or

            (f) Failure of the Compensation Committee to communicate the compensation objectives required within the Executive Annual Incentive Plan or subsequent plan, approved by the Board, if any, within the first 90 days of any fiscal year.

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      7. SEVERANCE PAYMENT AFTER CHANGE OF CONTROL.

            (a) If a Change of Control (as defined in subsection (d) below) shall occur, in addition to any compensation due to Employee pursuant to SECTION 3(b) above, Employee shall be entitled to the lump sum severance payment provided in subsection (b) below upon any termination (including voluntary termination) of his employment upon the earlier of (i) two (2) years after the Change of Control, or (ii) the termination of this Agreement pursuant to SECTION 1 above, unless such termination is the result of action taken by Company pursuant to SECTIONS 5(a), (b) or (c) above.

            (b) The lump sum severance payment payable to Employee under subsection (a) above shall be equal to the lesser of (i) 2.99 times the Employee's Base Amount as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or (ii) the maximum amount of severance payment which is permitted to be deducted as compensation expense by the Company and to be received by the Employee without liability for the assessment of an excise tax on such payment under the applicable provisions of the Code. In the event of any disagreement between the parties regarding the determination of the amount indicated by clause (i) or (ii) above, the Employee and Company shall submit such dispute to arbitration in accordance with SECTION 17 and the arbitration proceeding shall determine the amount of such reduction and such determination shall be final and binding upon the Employee and the Company. This severance payment shall be made immediately and shall not be discounted by reason of the fact that the time of payment is accelerated in advance of the ordinary course of payments under this Agreement.

            (c) If a Change of Control (as defined in Subsection (d) below) shall occur (i) Employee shall have immediate vesting of all restricted stock, performance units, stock options, stock appreciation rights or warrants (whether related to Company common stock or TTI common stock) granted to Employee and full vesting in all other employee benefit plans and compensation plans to the maximum extent permitted under applicable law, and (ii) Employee shall have the right to "put" all or any portion of vested restricted stock, performance units, stock options, stock appreciation rights or warrants to TTI or in the event TTI no longer exists or is unable or fails to fulfill its obligations pursuant to this SECTION 7(c) within thirty (30) days of Employee's exercise of his "put" rights then to Company for the difference between (i) (A) the stock option exercise price with respect to stock options and stock appreciation rights, (B) warrant exercise price with respect to warrants, or (C) common stock price with respect to restricted stock or performance units, and (ii) the higher of the market price of Company's or TTI's common stock, as the case may be, at the date of the "put" or the "Sales Price." Sales Price is defined solely for purposes of this section as (i) the aggregate consideration per share received by the Company or its shareholder(s) (currently TTI) for Company's common stock in the transaction which resulted in a Change of Control in the event it is Company's common stock subject to a stock option, stock appreciation right, warrant, restricted stock or performance unit or (ii) the market price of TTI stock as of the date of the closing of the transaction which will result in a Change of Control in the event it is TTI's common stock subject to the stock option, stock appreciation right, warrant, restricted stock or performance unit.. Employee's right to "put" vested restricted stock, performance units, stock options, stock appreciation rights or warrants to Company shall exist for the period ending on the earlier of (i) six (6) months from the date of the Change of Control, (ii) the termination of this Agreement, or (iii) Employee's termination pursuant to
SECTION 5.

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            (d) For the purposes of this Agreement, a "Change of Control" of
Company shall be deemed to have taken place if one or more of the following occurs:

                  (i) Any person or other entity, as that term is used in
Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, ("Exchange Act") (other than a qualified benefit or retirement plan of Company or an affiliate of Company) becomes directly or indirectly, the beneficial owner (as defined in Rule 13(d) under the Exchange Act as in effect on the date hereof) of securities of Company representing fifty percent (50%) or more of the combined voting power of Company's then outstanding securities (unless such person is known by Employee to be already such beneficial owner on the date of this Agreement);

                  (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of the Company cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period;

                  (iii) the equityholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were equityholders of the Company immediately prior to the effective date of the merger or consolidation (and excluding, however, any shares held by any party to such merger or consolidation and their affiliates) shall have beneficial ownership of less than fifty percent (50%) of the combined voting power for election of members of the Board (or equivalent) of the surviving entity following the effective date of such merger or consolidation; or

                  (iv) the equityholders of the Company approve any merger or consolidation as a result of which the equity interests in the Company shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of fifty percent (50%) or more of the assets or earnings power of the Company;

                  (v) the Company's Board of Directors shall approve the distribution to the Company's shareholders of all or substantially all of Company's net assets or shall approve the dissolution of the Company;

                  (vi) any other transaction or series of related transactions occur which have substantially the effect of the transactions specified in any of the preceding clauses in this sentence; or

                  (vii) employee is terminated by the Company without cause within the period of one hundred eighty (180) days before an occurrence of a Change of Control as defined in SECTION 7(d) or the execution of a contract intended to effect a Change of Control.

            (e) If Employee's employment is not terminated during the period provided for in SECTION 7(a), then the rights and obligations of the parties for the balance of the term of this Agreement shall be governed by this Agreement exclusive of the provisions contained in this

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SECTION 7, except SECTION 7 shall continue and become applicable for the term of this Agreement if a subsequent Change of Control occurs.

      8.    OTHER SEVERANCE BENEFITS.

            (a) Notwithstanding the minimum term provided for in SECTION 1 of this Agreement, either the Company or Employee may terminate this Agreement at any time upon thirty (30) days notice to the other party, subject to the rights of Employee to any payment due under this Agreement in that circumstance. If at any time during the term of this Agreement, Employee is Terminated Without Cause, or Employee resigns for Good Reason as defined in SECTION 6 of this Agreement, and Employee is not entitled to the severance payment provided by
SECTION 7, then Employee shall be entitled to be paid a severance payment equal to (i) two times (2x) Employee's highest base annual salary as set forth in
Section 3(a) herein for Termination Without Cause and (ii) one times (1x) Employee's highest base annual salary as set forth in Section 3(a) herein for termination for Good Reason during the term of this Agreement.

            (b) If at any time during the term of this Agreement, Employee is Terminated Without Cause, or Employee is terminated in the event of a Change of Control as defined in SECTION 7, or Employee resigns for Good Reason as defined in SECTION 6 of this Agreement, then (i) Employee shall be entitled to continuation of basic employee group benefits, as defined in SECTION 4(a), provided by Company to Employee for the lesser of one year after termination or until the Employee secures new employment without remuneration to Company, and
(ii) the Employee's outstanding stock option agreements shall provide for a continuance of the option exercise period for ninety (90) days from Employee's termination or resignation date, except that in the case of death, voluntary termination, Retirement, Disability and termination for cause, Employee's continuance of the option exercise period shall be governed by the stock option agreements.

            (c) If at any time during the term of this Agreement, Employee is Terminated Without Cause, or Employee is terminated in the event of a Change of Control as defined in SECTION 7, or Employee resigns for Good Reason as defined in SECTION 6 of this Agreement, Company shall promptly (and in any event within five business days after a request by the Employee therefor) either pay or reimburse the Employee for the costs and expenses of any executive outplacement firm selected by the Employee; provided, however, that Company's liability hereunder shall be limited to the first $20,000 of such expenses incurred by the Employee. The Employee shall provide Company with reasonable documentation of the incurrence of such outplacement costs and expenses.

      9. TIMING OF PAYMENT. Unless otherwise provided in this Agreement, any severance or other payment payable to Employee under this Agreement shall be paid within thirty (30) days after the event causing such payment or at such other date as the parties agree.

      10. OTHER BENEFITS. The provisions of SECTIONS 7 and 8 shall not affect Employee's participation in, or termination of distributions and vested rights under, any pension, profit sharing, insurance or other employee benefit plan of Company to which Employee is entitled pursuant to the terms of such plans except for the acceleration of vested benefits, to the

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maximum extent permissible under applicable law or employee benefit plan document, in certain employee benefits pursuant to SECTION 7(c) and the provisions pursuant to SECTION 8(B).

      11. NO DUTY TO MITIGATE DAMAGES. In the event of termination of this Agreement by Employee after a Change of Control as defined in SECTION 7 above, or as a result of the breach by Company of any of its obligations hereunder, or in the event of the termination of Employee's employment by Company in breach of this Agreement, or as a result of Employee's Termination Without Cause, or resignation for Good Reason, Employee shall not be required to seek other employment in order to mitigate his damages hereunder, and no compensation employee does earn after any termination shall be considered to mitigate damages Employee has incurred or to reduce any payment Company is obligated to make to Employee pursuant to this Agreement.

      12. NO RIGHT TO SET OFF. Company shall not be entitled to set off against the amount payable to Employee any amounts earned by Employee from other employment after termination of his employment with Company or any amounts which might have been earned by Employee in other employment had he sought such other employment. The amounts payable to Employee under this Agreement shall not be treated as damages but as severance compensation to which Employee is entitled by reason of termination of this employment in the circumstances contemplated by this Agreement.

      13. NON-COMPETE AND NON-DISCLOSURE OF INFORMATION.

            (a) For so long as Employee is employed by Company and continuing after the voluntary termination by Employee or termination for cause by Company as provided under SECTION 5(c) of such employment for two (2) years:

                  (i) Employee (A) will not accept a position as an officer, director, employee, agent, consultant, or representative of any technology manufacturing ATM (automatic teller machine) company with offices in any county or any county adjacent to any county in which the Company has offices, and (B) will not make or fail to dispose of any stock in any other proprietary technology manufacturing ATM (automatic teller machine) company with offices within thirty-five (35) miles of Dallas, Texas except investments equal to less than two percent (2%) of the outstanding stock of any class issued by any publicly traded company.

                  (ii) Except in the performance of Employee's obligations to Company or one of its subsidiaries, Employee shall not, directly or indirectly, use or permit the use of any confidential or other proprietary information of a special unique nature and value to Company or one of its subsidiaries (the "Confidential Information"), including, but not limited to, trade secrets, systems, procedures, manuals, confidential reports, customer lists, sales or distribution methods, patentable information and data as well as financial information concerning Company or one of its subsidiaries, and information with respect to the nature and type of other services rendered by Company or one of its subsidiaries, which Confidential Information has been used by Company or one of its subsidiaries to date or during the term of this Agreement and has been made known (whether or not with the knowledge and permission of Company, and whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee) to Employee by reason of his activities on behalf of Company or one of its subsidiaries. Employee shall not reveal, divulge or make known any Confidential Information to any individual partnership, firm, company or other business organization whatsoever except in performance of

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Employee's obligations to Company or with the express permission of the Board of
Directors of Company or as otherwise required by operation of law.

            (b) Employee confirms that all Confidential Information is the exclusive property of Company. All business records, papers and documents kept or made by Employee relating to the business of Company shall be and remains the property of Company and shall remain in the possession of Company during the term and at all times thereafter. Upon the termination of his employment with Company or upon the request of Company at any time, Employee shall promptly deliver to Company, and shall retain no copies of, any written materials, records and documents made by Employee or coming into his possession concerning the business or affairs of Company.

            (c) Without intending to limit the remedies available to Company, Employee acknowledges that a breach of any of the covenants contained in this
SECTION 13 may result in material irreparable injury to Company or one of its subsidiaries for which there is not adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this SECTION 13 or such other relief as may be required to specifically enforce any of the covenants in such Section. In the event a court requires a posting of a bond, the parties hereby agree that such bond shall be in the amount of One Thousand Dollars ($1,000.00).

            (d) The covenants in this SECTION 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

             (e) All of the covenants in this SECTION 13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or TTI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by TTI or the Company of such covenants. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this SECTION 13, during which the agreements and covenants of Employee made in this SECTION 13 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this SECTION 13.

      14. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company, TTI or their representatives, vendors, or customers which pertain to the business of the Company or TTI shall be and remain the property of the Company or TTI, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or TTI which is collected

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by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

      15. INVENTIONS. Employee shall disclose promptly to TTI and the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Company or TTI and which Employee conceives as a result of Employee's employment by the Company. Employee hereby assigns and agrees to assign all Employee's interests therein to the Company or its nominee.

      16. TRADE SECRETS. Employee agrees that Employee will not, during or after the Term of this Agreement with the Company, disclose the specific terms of the Company's or TTI's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company or TTI, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

      17. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement in the event the arbitrators determine that Employee was terminated without disability or cause, as defined in SECTIONS 5(b) and 5(c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final, non-appealable and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

      Each party shall bear his or its own costs of arbitration, but if Employee is the prevailing party in such arbitration, he shall be entitled to recover from Company as part of any award entered his reasonable expenses for attorneys' fees and disbursements.

      18. NOTICES. All notices, requests, demands and other communication called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

      If to Company:          Tidel Engineering, Inc.
                              2310 McDaniel
                              Carrollton, Texas  75006
                              Attention: Chairman

      If to Employee:         Tidel Engineering, Inc.
                              2310 McDaniel

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                              Carrollton, Texas 75006
                              Attention: Mark K. Levenick

      19. GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction. Venue for any dispute shall lie exclusively in Dallas, Dallas County, Texas.

      20. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

      21. ENTIRE AGREEMENT. This Agreement is not a promise of future employment, except as otherwise provided herein. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, and further superseding any and all employment arrangements between Employee and Company or any of Company's subsidiaries, affiliates or other related entities. This Agreement may not be amended except in a writing executed by the parties hereto.

      22. ASSIGNMENT; BINDING EFFECT. Employee understands that Employee has been selected for employment by the Company on the basis of Employee's personal qualifications, experience and skills. Employee agrees, therefore, that Employee cannot assign all or any portion of Employee's performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of SECTION 7 above, this Agreement shall be binding upon, inure to the benefit of an be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

      23. EFFECTIVENESS. This Agreement shall be effective upon the Effective Date.
      24. SURVIVAL OF SECTION. The provisions of SECTIONS 13, 14, 15 and 16 of this Agreement shall survive the termination of this Agreement for the period provided for therein.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TIDEL ENGINEERING, INC.       EMPLOYEE


BY:_______________________                By:________________________


__________________________
Witness


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